SUBSIDIARIES OF REGISTRANT

Name                                        State/Jurisdiction of Incorporation
Hauppauge Digital Europe Sarl.              Luxembourg
Hauppauge Computer Works Inc.               New York, USA
Hauppauge Computer Works Gmbh               Germany
Hauppauge Digital Asia Pte Ltd.             Singapore
Hauppauge Computer Works Limited            UK
Hauppauge Computer Works Sarl.              France
HCW Distributing Corp.                      New York, USA
Hauppauge Computer Works, Ltd.              British Virgin Islands